Exhibit 99.3

Bread Financial Declares Dividends on Preferred and Common Stock

COLUMBUS, Ohio – July 23, 2026 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, personalized payment, lending and saving solutions, today announced that its Board of Directors declared quarterly dividends on its preferred and common stock for the third quarter of 2026.

On the Company’s 8.625% Non-Cumulative Perpetual Preferred Stock, Series A (NYSE: BFH-PrA), the Board of Directors declared a quarterly cash dividend of $21.56 per share (equivalent to $0.539 per depositary share, each representing a 1/40th interest in a share of preferred stock). The dividend is payable on September 15, 2026 to preferred stockholders of record at the close of business on August 31, 2026.

On the Company’s 8.875% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (NYSE: BFH-PrB), the Board of Directors declared a quarterly cash dividend of $30.32 per share (equivalent to $0.758 per depositary share, each representing a 1/40th interest in a share of preferred stock). The dividend is payable on September 15, 2026 to preferred stockholders of record at the close of business on August 31, 2026.

On the Company’s common stock, the Board of Directors declared a quarterly cash dividend of $0.23 per share, payable on September 15, 2026 to common stockholders of record at the close of business on August 31, 2026.

About Bread Financial®
Bread Financial® (NYSE: BFH) is a tech-forward financial services company that provides simple, personalized payment, lending and saving solutions to millions of U.S. consumers. Our payment solutions deliver growth for some of the most recognized brands in travel & entertainment, specialty apparel, health & beauty, jewelry, sporting goods, technology and electronics, as well as home & furniture through our co-brand and private label credit cards and pay-over-time products providing choice and value to our shared customers. Additionally, we offer Bread Financial general purpose credit cards and saving products that empower our customers and their passions for a better life.

Bread Financial proudly marks 30 years of success in 2026. To learn more about our global associates, our performance and our sustainability progress, visit breadfinancial.com or follow us on Instagram and LinkedIn.

Contacts
Brian Vereb – Investor Relations
Brian.Vereb@BreadFinancial.com

Susan Haugen – Investor Relations
Susan.Haugen@BreadFinancial.com

Rachel Stultz – Media
Rachel.Stultz@BreadFinancial.com
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